Exhibit 1

CODE OF BUSINESS CONDUCT AND ETHICS

Dear Fellow Employees,

We strive to be successful by doing business the right way. We can only accomplish this if you and every employee in every geographic region embrace Agrium’s core value to act with integrity in all that we do. Our goal is not just to avoid penalties, but to maintain a reputation for acting with the highest ethical integrity and in compliance with all laws applicable to us.

This Code was put together by our management and our Board to help guide all of Agrium. While the Code strives to outline many of the areas that may apply to your work, no piece of paper can cover every situation that you may face in your job. Please seek help from management, human resources, EHS&S, legal, or compliance if you have any questions or concerns. DO NOT guess. We are fortunate to be an organization with many resources to help you understand your obligations.

We are all responsible for acting with integrity, complying with this Code and complying with all applicable laws. I encourage you to read, discuss and understand this Code; most importantly, I expect you to live and work by the Code and Agrium’s core values every day.

Integrity matters. Let’s win business the right way.

/S/ MICHAEL M. WILSON

Name: Michael M. Wilson

Title:   President and Chief Executive Officer

AGRIUM INC.

CODE OF BUSINESS CONDUCT AND ETHICS

AGRIUM INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.	General Provisions

Doing Business the Right Way

We provide essential products, services and a culture that are designed to help people grow. We do this with the core values of being driven to results, providing inspiring leadership, having the capacity for change, having an ownership mindset and acting with integrity in all that we do. These core values are intended to guide our behavior throughout the world.

What is this Code?

The Code of Business Conduct and Ethics (“Code of Ethics”) is an overview of legal and ethical obligations of all Agrium Directors, officers, and employees, regardless of geographic location and job position. We have several entity-level and local policies that you should read and understand in addition to this Code. While the Code of Ethics and the policies strive to identify the most common situations and circumstances, they do not explicitly cover all conceivable situations or circumstances that you may encounter. If you are unsure of how to apply this Code of Ethics to a particular circumstance or what the “right thing to do” is in any situation, your managers, human resources, EHS&S, the Legal Department, and Compliance are available to provide guidance.

Who Must Comply?

All of us must comply. Whether you are a director, an officer, or an employee of any of the Agrium Group of Companies, including all of its affiliated entities (being entities in which Agrium controls or owns, directly or indirectly, more than 50% of the outstanding shares) (collectively referred to as “Agrium”) you are subject to this Code of Ethics. We also make some business partners and other entities subject to our Code of Ethics. It is important that all representatives of Agrium act in a manner that will maintain Agrium’s reputation for ethics, integrity, and respect, and foster a culture of honesty and accountability.1

A Higher Standard for Managers, Supervisors and Leaders.

Our managers, supervisors and leaders are expected to model appropriate ethical behavior and provide their employees with the resources to ensure that everyone understands this Code and all obligations. We hold our managers, supervisors and leaders to a higher standard that requires an ethical and compliant tone at the top of the organization. As leaders, managers are also required to manage, and where appropriate escalate, employee concerns, reports and allegations. If you have any questions about your role as a manager in this organization, please ask your supervisor or Legal.

[1]	Waivers, including implicit waivers as defined by law, are subject to the disclosure and other provisions of applicable laws and regulatory requirements.

II.	Our Obligations Under the Law and Company Policies

We must comply with all applicable laws and Agrium Policies.

Compliance with the Law

Agrium continues to grow throughout the world. We must respect and comply with all of the laws that apply to our business operations, wherever we conduct business around the world. This means that not only must we abide by the laws of the countries, provinces, states, and other local jurisdictions in which we do business, but we must also ensure that we understand and abide by laws of some jurisdictions that apply to us globally.

The Legal Department is available to assist in interpreting and applying the laws pertaining to each of our lines of business.

Agrium’s Policies

Each of us is responsible to abide by all applicable written Agrium policies and guidelines, including Agrium’s Entity Level Policies. Agrium’s Entity Level Policies apply to all Agrium Directors, officers and employees regardless of geographic location or job position.

III.	Our Obligations to Agrium

When we are engaged in Agrium business, we must act in Agrium’s best interests.

Conflicts of Interest

It is each of our responsibility to work for the best interests of Agrium and its shareholders. This means that each of us should avoid conflicts between our personal interests and the interests of Agrium. The following are some examples of potential conflicts and the rules that each of us should follow:

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Outside Employment or Business Activities: We must not participate in any outside business opportunities or jobs that materially impact our ability to complete our Agrium duties or that compete with Agrium in any way. To protect against such conflicts, we must report to a supervisor and receive approval for any outside employment in which we participate. If our outside business opportunity is approved, we must not use Agrium resources to fulfill any obligation to the outside business opportunity;

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Outside financial interests/investments: absent prior written approval from a supervisor and excluding modest investments in public securities exchanges, we may not have a direct or indirect financial interest in a competitor, customer or supplier or receive loans or guarantees personally that conflict with Agrium’s interests;

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Personally pursuing corporate opportunities that are discovered through our work with Agrium: We are prohibited from (a) taking for ourselves personally any opportunities that properly belong to Agrium or are discovered through the use of corporate property, information, or position; (b) using corporate property, information, or position for personal gain; and (c) competing with Agrium;

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Family and Friends. The rules on conflicts apply to us even when it is our friends or family who receive the benefit. In all situations, we must avoid matters that improperly influence our decisions, even if that means turning down a gift for our spouse, children or good friends. We must also ensure that if we hire friends or family to do work for Agrium that the best interests of Agrium are always maintained.

Conflicts of interest are prohibited as a matter of Agrium policy, except under guidelines approved by the Board of Directors or by committees of the Board. While the list above is intended to provide some guidance on the situations that may create a conflict, there may be other situations that you may encounter where your personal interests are not aligned with the Agrium’s interests. In such cases, you must consult with your manager, legal or the Board.

Agrium may direct you or others to terminate promptly any relationship or interest that gives rise to a conflict of interest that cannot otherwise be resolved. In the case of Directors, if the Board of Directors determines that a conflict of interest cannot be cured, the Board of Directors may request that the Director resign and, upon the Board Chair’s request, the Director shall tender his or her resignation from the Board of Directors.

Protection and Proper Use of Agrium’s Assets

We must protect Agrium’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Agrium’s profitability. All Agrium assets should be used for legitimate business purposes. We should all be familiar with company policies relating to use of electronic mail, Agrium computers and other technology to ensure that Agrium assets are protected and all laws are obeyed. All files, records, intellectual property and reports that we create or acquire in the course of our employment with Agrium are the property of Agrium. If Agrium Directors, officers, or employees wish to use any of Agrium’s assets in support of their charitable or professional activities, they must obtain the consent of the Chair of the Board (in the case of Directors and the Chief Executive Officer) or the Legal Department (in the case of other officers and employees).

Confidentiality

We must maintain the confidentiality of sensitive information entrusted to us by Agrium or its suppliers or customers, except when disclosure is authorized by the Legal Department or required by law. It is each of our responsibility to ensure the Company’s confidential information is protected during our employment and post employment.

Sensitive information includes all non-public information that might be of use to competitors of Agrium, or harmful to Agrium or its suppliers or customers if disclosed, including information about finances, devices, processes, plans, and methods. Whenever feasible, we should consult the Legal Department if we believe that there is a legal obligation to disclose sensitive information. For example, it may be necessary to disclose sensitive information when cooperating in an investigation by a governmental authority or by Agrium, where the person cooperating has a good-faith belief that a violation of law or Agrium’s policies has occurred.

Accounting and Auditing

We must make sure that we are honest and accurate in every part of our business. This includes ensuring that we record properly in Agrium’s books, records, and accounts all funds, assets, receipts, and disbursements of Agrium. When filling out expense reports, we must ensure that we are accurate and provide enough detail to confirm the business purpose of the matter. All of Agrium’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect Agrium’s transactions, and must conform both to applicable financial reporting and accounting laws and to Agrium’s system of internal controls. No action shall be taken to fraudulently influence, coerce, manipulate, or mislead anyone engaged in the performance of an audit of Agrium’s financial statements.

Political Contributions

We have the right to be politically active, but this activity should be on our own behalf and not as a representative of Agrium. We must not contribute any funds or assets of Agrium to any political party or organization nor to any individual who holds or is seeking public office, except where such contribution has been authorized by the Board of Directors or by a committee of the Board or is in accordance with Agrium’s Political Donations Policy and budget.

Retention and Destruction of Agrium’s Records

Records should always be retained or destroyed according to Agrium’s Record Retention Policy or with the written approval or authorization of the Legal Department. We must not alter, distort, conceal, or destroy any document, record, or object for the purpose of impeding or obstructing any investigation conducted by Agrium or any government or regulatory agency. In accordance with Agrium’s Record Retention Policy, in the event of litigation or governmental investigation, we must consult the Legal Department before destroying any pertinent records.

IV.	Our Obligations to Our Customers, Suppliers, and Others in the Marketplace

We must always strive to treat our customers, suppliers, and all others with whom we do business fairly and honestly.

Fair Dealing

Each of us should endeavor to deal fairly with Agrium’s customers, suppliers, competitors, and others with whom we do business. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Antitrust and Competition Law

We must comply with all antitrust and competition laws that apply to our business. We must not engage in any activities that would constitute an unreasonable restraint of trade, unfair trade practice, or other anticompetitive course of conduct in violation of law. Such prohibited activities may include agreements among competitors to increase, decrease, or stabilize prices, to divide territories or markets, to allocate customers, to limit the quality of products, or to limit the production of products. Prohibited activities may also include discrimination in price or agreements with our licensees that set specific prices for products they sell under the name of Agrium or of any affiliate of Agrium. While vigorous competition is permissible, prohibited activities also include predatory trade practices and attempts to create a monopoly.

Giving and Receiving Gifts

The purpose of entertaining business associates and giving gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or to take unfair advantage of suppliers. We must not offer, give, provide, or accept any entertainment or gift, nor must any member of our family or anyone acting on our behalf, unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) does not violate any applicable laws, and (e) does not violate the provision of this Code of Ethics entitled “Improper Payments and Foreign Business Dealings.” We must obtain advance approval from the Legal Department for any entertainment, gifts, proposed entertainment, or proposed gifts as to which we have any question about their permissibility under this Code of Ethics.

Travelling Abroad

As part of our global business, many of us may travel internationally and cross border on a regular basis. It is vital that when doing so we provide accurate information to authorities when applying for entry to a country and that we obtain appropriate immigration documentation to cover our activities in that country and comply with all tax, immigration and related laws and regulations.

Improper Payments and Foreign Business Dealings

We are not to pay, loan, or otherwise disburse any funds or assets of Agrium as bribes, kickbacks, or other payments designed to influence or compromise the conduct of the recipient. We must not give, directly or indirectly, anything of value to a foreign government official, a foreign political party or party official, a foreign political candidate, or an official of a public international organization for the purpose of influencing or inducing the recipient to obtain, retain, or direct business for or to any person or for the purpose of securing any improper advantage.

V.	Our Obligations to Our Colleagues and Co-Workers

Each of us has a responsibility to do our part to provide a safe, orderly, and tolerant work environment. We must grant others the same respect, cooperation, and dignity that we wish for ourselves.

Workplace Discrimination and Harassment

Agrium’s work environment encourages respect for individuals. We should deal fairly with our fellow Directors, officers, and employees. Agrium does not tolerate at any level of Agrium, nor in any part of the employment relationship, discrimination or harassment against any individual with respect to race, religion, age, gender (including pregnancy and childbirth), marital status, family status, sexual orientation, national or ethnic origin, non-qualifying disability, veteran status, conviction for which a pardon has been granted, or any activity specifically protected under an Agrium policy, such as expressing our good faith opposition to prohibited discrimination or harassment, or participating in making a good faith complaint of discrimination or harassment.

Workplace Health and Safety

We must comply with all applicable safety laws and Agrium policies and procedures to ensure the safety of the workplace for ourselves and others at all times.

VI.	Our Obligations to Our Shareholders

As Directors, officers, and employees of a public company, we must serve the interests of our shareholders with integrity and loyalty.

Insider Trading

If we have access to or knowledge of material non-public information from or about Agrium, then we are not permitted to buy, sell, or otherwise trade in Agrium’s securities, whether or not we are using or relying upon that information. This restriction extends to informing or tipping others about such information, especially since the individuals receiving such information might use such information to trade in Agrium’s securities. In addition, Agrium has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Persons who believe they may be in possession of material undisclosed information must pre-clear proposed trades of Agrium’s securities through the Legal Department. Questions regarding the applicability of these insider trading restrictions should be directed to the Legal Department.

Public Disclosure

As a public company, it is of critical importance that Agrium’s filings and submissions with the appropriate securities regulatory agencies and other public communications be full, fair, accurate, timely, and understandable. Depending on our positions at Agrium, we may be called upon to provide necessary information to ensure that Agrium’s public reports are full, fair, accurate, timely, and understandable. We must provide prompt and accurate answers to inquiries related to Agrium’s public disclosure requirements.

VII.	Our Obligations to the Environment

We must take care that our work is sensitive to Agrium’s commitment to environmental stewardship and sustainability.

Commitment to the Environment

Agrium takes its environmental responsibilities very seriously and prides itself on its record of environmental protection. While performing our duties on behalf of Agrium, we are to handle and use all materials having a potential to damage the environment in accordance with applicable laws and to report all incidents involving such materials in accordance with Agrium’s policies.

Corporate Social Responsibility

We must engage in business practices that respect the value of human life and the communities in which we do business. It is our responsibility to know our suppliers, customers and business partners. We should strive to conduct business with those who act in a responsible manner and refuse to work with those that we know commit human rights abuses, violate anticorruption laws, or otherwise risk impugning the reputation of Agrium.

VIII.	Our Obligations to Report Violations

We have an obligation, subject to local laws, to report violations of law or Agrium policies through the appropriate channels. Agrium does not permit retaliation against those who make such reports in good faith.

Reporting Violations of Law or Agrium’s Policies

We shall promptly report, if appropriate under local laws, to our supervisors, or any member of senior management, any violations or imminent violations of this Code of Ethics or other Agrium policies (including potential or apparent conflicts of interest), or any other illegal or unethical behavior at Agrium. If we are reluctant to make such reports to our supervisors or senior management, we should make our reports through the Agrium Compliance Hotline, or to the Audit Committee via interoffice mail (or regular mail or other means of delivery, addressed to the corporate headquarters address of Agrium), in a sealed envelope marked “Private and Strictly Confidential – Attention: Chair of the Audit Committee of Agrium Inc.” The Compliance Hotline number is posted on Agrium’s internal websites and the mailing procedure is posted on Agrium’s internal and external websites. Directors and officers shall promptly report to the Chair of the Board, or to the Chair of the appropriate committee of the Board, any violations or imminent violations of this Code of Ethics or other Agrium policies (including potential or apparent conflicts of interest), or any other illegal or unethical activities at Agrium.

If our concerns or complaints require confidentiality, including keeping our identity secret, then this confidentiality will be protected, to the extent permitted by and subject to applicable law.

No Retaliation

Agrium will not permit retaliation of any kind by or on behalf of Agrium and its Directors, officers, or employees against (a) good faith reports or complaints of violations of this Code of Ethics or Agrium policies, or other illegal or unethical conduct, or (b) cooperation in an investigation by a governmental authority or by Agrium, where the person cooperating has a good faith belief that a violation of law, this Code of Ethics, or other Agrium policies has occurred. Agrium needs your active cooperation, and requires your full support, if we are together to maintain the standards of conduct embodied in this Code of Ethics.